                                                                   EXHIBIT 5.1


                     [Letterhead of Sirote & Permutt, P.C.]




                                 (205) 930-5108


                                February 6, 1998


Capstone Capital Corporation
1000 Urban Center Drive, Suite 630
Birmingham, Alabama 35242

Ladies and Gentlemen:

                  We have acted as counsel to Capstone Capital Corporation, a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed by the Company on July 18, 1997 with the Securities and Exchange Commission (the"Commission") under the Securities Act of 1933, as amended (the "Act"), the Prospectus dated September 26, 1997 ("Base Prospectus") and the Prospectus Supplement dated February 3, 1998 (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus"). The Prospectus Supplement relates to the issuance and sale of up to 5,750,000 shares of common stock, par value $.001 per share ("Common Stock"), of the Company pursuant to the terms and conditions of that certain Underwriting Agreement dated February 3, 1998 (the "Underwriting Agreement") by and between the Company and Salomon Smith Barney, Smith Barney Inc., Legg Mason Wood Walker, Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Co. Incorporated and J.C. Bradford & Co. (the "Underwriters").

                  This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, the Prospectus and the form of the Shares, (ii) the Articles of Incorporation of the Company as in effect on the date hereof; (iii) the Amended and Restated Bylaws of the Company as in effect on the date hereof;
(iv) resolutions adopted by the Board of Directors of the Company on January 15, 1998 (the "Board Resolutions"), and (v) resolutions adopted by the Pricing Committee of the Board of

Directors of the Company on February 3, 1998 (together with the Board Resolutions, the "Resolutions") authorizing the Shares, the Underwriting Agreement and the issuance and sale of the Shares. We have also examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite actions, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                  The Shares have been duly authorized and, following the issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

                  In rendering the opinions expressed herein, we have assumed without investigation that, with respect to each offer, issuance, sale, and delivery by the Company of the Shares and each purchase by the purchasers thereof, (a) at the time thereof and at all times subsequent thereto, such offer, issuance, sale, delivery, and purchase did not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree, in each case whether then or subsequently in effect; (b) at the time thereof and at all times subsequent thereto, the persons authorizing each such offer, issuance, sale, delivery or purchase, did not violate any fiduciary or other duty owed by them; (c) no event has taken place subsequent to any such offer, issuance, sale, delivery or purchase, or will take place which would cause any such offer, issuance, sale, delivery, or purchase, not to comply with any law, rule, regulation, order, judgement, decree, or duty, or which would permit the Company or any other party at any time thereafter to cancel, rescind, or otherwise avoid any such offer, issuance, sale, delivery or purchase; (d) there was no misrepresentation, omission, or deceit by the Company, or any such other party, in connection with any such offer, issuance, sale, delivery or purchase; (e) each offer, issuance, sale, delivery or purchase is governed by the laws of the State of Maryland; (f) each other party to such offer, issuance, sale, delivery or purchase (1) had the power, authority, and the capacity to consummate such purchase, (2) duly authorized such purchase, and each such transaction, (3) has duly and validly taken all necessary corporate or other proceedings of the directors (or a committee of directors), stockholders, and all other bodies to authorize the purchase, and (4) has not violated or breached any term of the certificate of incorporation, bylaws or other governing documents by any such purchaser.

                  Members of our firm are admitted to the bar in the State of Alabama, and we do not express any opinion as to the laws of any other jurisdiction. In rendering this opinion with respect to Maryland law, we are relying on the opinion of Ballard Spahr Andrews & Ingersoll. This opinion is limited to the laws of the State of Alabama, including the rules and regulations, as in effect on the date hereof.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm appearing under the heading "Legal Matters" in the Registration Statement.

                                            Very truly yours,

                                            SIROTE & PERMUTT, P.C.



                                            /s/ Sirote & Permutt, P.C.